EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT: Peter Godfrey                       Melinda LeVino
         Chairman of the Board               Director, Corporate Communications
         (203) 899-4186                      (203) 899-4672
         godfreyp@mwhse.com                  levinom@mwhse.com

             MICRO WAREHOUSE ANNOUNCES RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER: ALSO ANNOUNCES THIRD QUARTER RESULTS

Norwalk, CT, October 27, 1997 -- Micro Warehouse (NASDAQ: MWHS) today announced the resignation of its President and Chief Executive Officer, Linwood A. "Chip" Lacy, Jr.

Founder and Chairman Peter Godfrey said, "Chip has successfully led Micro Warehouse through a difficult year. We are most grateful. At this point the Board of Directors and Mr. Lacy disagree over certain strategic matters and we have accepted his resignation."

Mr. Godfrey will assume the positions of President and Chief Executive Officer, effective immediately.

The Company also reported its financial results for the third quarter ended September 30, 1997. Sales for the quarter were $522.1 million. Including an after tax charge of $12.7 million, or $0.37 per share for the settlement of a portion of the securities litigation against the Company, the Company lost $7.1 million or $0.21 per share. Excluding the charge, net income for the quarter was $5.6 million or $0.16 per share.

For the nine months ended September 30, 1997, net sales were $1,552 million. The Company reported net income of $8.5 million or $0.24 per share. Excluding the after tax charge for the settlement of a portion of the securities litigation of $12.7 million or $0.36 per share, net income and earnings per share for the nine months ended September 30, 1997 were $21.2 million and $0.60 per share, respectively.

More extensive financial information will be released after the close of today's business. A conference call for financial analysts has been scheduled for Tuesday, October 28th at 11:00 AM (E).

Micro Warehouse, Inc. is a specialty catalog retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial and consumer customers. The Company markets its products through frequent mailings of its distinctive, colorful catalogs, Internet catalog sites on the worldwide web and dedicated telemarketing account managers who focus on corporate, education and government accounts.